                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                               ----------------

                                 SCHEDULE 13G


                   UNDER THE SECURITIES EXCHANGE ACT OF 1934


                           (AMENDMENT NO.     )(1)
                                          ----


                          PhoneTel Technologies, Inc.
--------------------------------------------------------------------------------
                               (Name of Issuer)




                    Common Stock, Par Value $0.01 Per Share
--------------------------------------------------------------------------------
                        (Title of Class of Securities)




                                   71921H406
--------------------------------------------------------------------------------
                                (CUSIP Number)




                               December 31, 1998
--------------------------------------------------------------------------------
           (Date of Event Which Requires Filing of this Statement)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

    [ ]  Rule 13d-1(b)
    [X]  Rule 13d-1(c)
    [ ]  Rule 13d-1(d)

NOTE: REPORTING PERSON FILED THE FIRST SCHEDULE 13D ON MARCH 26, 1996, AMENDMENT NO. 1 TO SCHEDULE 13D WAS FILED ON DECEMBER 17, 1996 AND AMENDMENT NO. 2 TO SCHEDULE 13D WAS FILED ON JUNE 4, 1997. REPORTING PERSON QUALIFIES AS AN PASSIVE INVESTOR UNDER THE REVISIONS TO RULE 13D-1 EFFECTIVE AS OF FEBRUARY 17, 1998.

---------------
        (1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

        The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO.  71921H406                    13G            PAGE   1   OF   4   PAGES
           ---------                                        -----     ----

  (1)     NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
          ING (U.S.) Capital Corporation
          ----------------------------------------------------------------------

  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a)   [ ]
                                                                    (b)   [X]

          ----------------------------------------------------------------------

  (3)     SEC USE ONLY

          ----------------------------------------------------------------------

  (4)     CITIZENSHIP OR PLACE OF ORGANIZATION
          Delaware
          ----------------------------------------------------------------------

                       (5)     SOLE VOTING POWER                    2,017,500
    NUMBER OF
      SHARES           --------------------------------------------------------
   BENEFICIALLY        (6)     SHARED VOTING POWER                          0
     OWNED BY
       EACH            --------------------------------------------------------
    REPORTING          (7)     SOLE DISPOSITIVE POWER               2,017,500
   PERSON WITH
                       --------------------------------------------------------
                       (8)     SHARED DISPOSITIVE POWER                     0

                       ---------------------------------------------------------

  (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          2,017,500
          ----------------------------------------------------------------------

 (10)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES*                                                         [   ]

          ----------------------------------------------------------------------

 (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
          10.76% (based upon Form 10-Q for the Quarterly Period Ended September 30, 1998)
          ----------------------------------------------------------------------

 (12)     TYPE OF REPORTING PERSON*
          CO
          ----------------------------------------------------------------------
                    *SEE INSTRUCTIONS BEFORE FILLING OUT!

ITEM 1(A).  NAME OF ISSUER:

PHONETEL TECHNOLOGIES, INC.

ITEM 1(B).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

1127 EUCLID AVENUE
CLEVELAND, OHIO 44115

ITEM 2(A).  NAME OF PERSON FILING:

ING (U.S.) CAPITAL CORPORATION

ITEM 2(B).  ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

135 EAST 57TH STREET
NEW YORK, NEW YORK 10022

ITEM 2(C).  CITIZENSHIP:

UNITED STATES

ITEM 2(D).  TITLE OF CLASS OF SECURITIES:

COMMON STOCK, $0.01 PAR VALUE

ITEM 2(E).  CUSIP NUMBER:

71921H406

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B), OR 13D-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS A:

         (a) [ ] G Broker or dealer registered under Section 15 of the Exchange Act.
         (b) [ ] Bank as defined in Section 3(a)(6) of the Exchange Act.
         (c) [ ] Insurance company as defined in Section 3(a)(19) of the Exchange Act.
         (d) [ ] Investment company registered under Section 8 of the Investment Company Act.
         (e) [ ] An investment adviser in accordance with Rule 13-d-1(b)
                 (1) (ii) (E);
         (f) [ ] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);
         (g) [ ] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G).

                                  2 of 4 Pages

         (h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;
         (i) [ ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;
         (j) [ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

         If this statement is filed pursuant to Rule 13d-1 (c), check this box. [X]

ITEM 4.  OWNERSHIP.

         Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

         (a)  Amount beneficially owned:
         2,017,500
         (b) Percent of class:
         10.76% (based upon Form 10-Q for the Quarterly Period Ended September 30, 1998)
         (c) Number of shares as to which such person has:

         (i)  Sole power to vote or to direct the vote                     2,017,500
         (ii) Shared power to vote or to direct the vote                           0
         (iii) Sole power to dispose or to direct the disposition of       2,017,500
         (iv) Shared power to dispose or to direct the disposition of              0

         Instruction: For computations regarding securities which represent a right to acquire an underlying security see Rule 13d-3(d) (1).

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

         N/A

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

         N/A

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY HE PARENT HOLDING COMPANY.

         N/A

                               Page 3 of 4 Pages

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

         N/A

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP.

         N/A

ITEM 10.  CERTIFICATIONS.

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                      ING (U.S.) Capital Corporation


      1/21/99                             /s/ William A. Austin
------------------                    ---------------------------------------
Date                                  William A. Austin, General Counsel



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